Exhibit 99.1

[U.S Bank Letterhead]

March 17, 2022

{Recipient}

{Recipient’s Address}

RE:	NOTIFICATION OF ACCOUNT CLOSURE AND TERMINATION AND LIQUIDATION OF KIEWIT ROYALTY TRUST

To All Unitholders of Kiewit Royalty Trust (the Trust):

Effective Monday, March 28, 2022, your Kiewit Royalty Trust account at U.S. Bank National Association, will be closed, and no distribution will be made to you as a Unitholder of the Trust.

On October 29, 2021, the Trust filed a voluntary petition to terminate (the Petition) in the County Court of Douglas County, Nebraska (the Court). The Trust filed the Petition requesting the Court to approve certain actions and to allow the Trust to liquidate all of its assets and wind up operations pursuant to the terms of the Trust Indenture. At a hearing held on December 30, 2021, the Court authorized the Trust to liquidate its assets and wind up operations.

U.S. Bank National Association (the Trustee), as the current acting Trustee of the Trust, has been actively working toward liquidating the assets and paying all expenses, costs, and professional fees in accordance with the Trust Indenture and Court order. The Trust intends to formally wind down and terminate on Monday, March 28, 2022, and on such date, the Unitholders of record are entitled to a distribution of any of the remaining trust funds. The Trust, however, will not make a final distribution to its Unitholders because it no longer has revenues sufficient to cover its operating costs and expenses.

Contact the Trustee via email at Kiewit.Royalty@usbank.com with any questions or to further discuss.

You may also review the Trust’s historical SEC filings at www.sec.gov.

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